Exhibit 10.38

Summary of 2006 Executive Officer Cash Bonus Plan

Overview and Purpose

This plan (the “2006 Bonus Plan”) was adopted by the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Kosan Biosciences Incorporated (the “Company”) on December 2, 2005 and is designed to offer incentive compensation to executive officer level employees of the Company by rewarding achievement of specifically measured corporate goals and individual goals.

Administration

The 2006 Bonus Plan will be administered by the Compensation Committee. The Compensation Committee will be responsible for approving, or recommending to the Board of Directors for approval, any incentive awards to executive officers of the Company, including any incentive awards to the Chief Executive Officer.

Eligibility

Each executive officer level employee of the Company is eligible to participate in the 2006 Bonus Plan.

Corporate and Individual Performance

The Compensation Committee has approved the Company’s corporate objectives for 2006, which include the achievement of performance targets with respect to the Company’s clinical affairs, financial metrics and organization related objectives. Each participant will also be subject to key individual performance objectives. The 2006 Bonus Plan provides for the payment of cash bonuses to participants if corporate and individual performance criteria are achieved during 2006. The actual bonuses payable for 2006 (if any) will vary depending on the extent to which actual performance meets, exceeds or falls short of the specified corporate objectives and individual performance objectives approved by the Compensation Committee, as determined by the Compensation Committee in its discretion, and on the level of the Company’s then current or anticipated cash reserves. The Company’s Board of Directors or the Compensation Committee reserves the right to modify the corporate or individual performance objectives at any time based on business changes during the year.

Target Cash Bonus Amount

The 2006 Bonus Plan provides a target cash bonus amount for each executive officer level employee of the Company, expressed as a percentage of 2006 base salary for each participant.